Exhibit 10.1

PURCHASE AND SALE AGREEMENT
DATED AS OF SEPTEMBER 20, 2016
BETWEEN
ABRAXAS PETROLEUM CORPORATION,
AS SELLER
AND
FROSTWOOD ENERGY, LLC,
AS BUYER

Table of Contents

Section	1.	Purchase and Sale	1
	(a)	Oil and Gas Properties	1
	(b)	Ranch Lands	2
	(c)	Excluded Properties	2
	(d)	Properties	3
	(e)	Assumed Liabilities	3
	(f)	Retained Liabilities	4

Section	2.	Purchase Price	5

Section	3.	Purchase Price Adjustments	5
	(a)	Purchase Price Increases	5
	(b)	Purchase Price Decreases	5
	(c)	Collection of Receivables	6
	(d)	Allocation	6
	(e)	Production Taxes, Property Taxes and Other Costs	6
	(f)	Audit Adjustments	7
	(g)	Tax Refunds	7
	(h)	Tax Allocation	7

Section	4.	Representations and Warranties of Seller	8
	(a)	Organization	8
	(b)	Authority	8
	(c)	Enforceability	8
	(d)	No Conflicts	8
	(e)	Foreign Person	8
	(f)	Bankruptcy	8
	(g)	Brokers	9
	(h)	Taxes	9
	(i)	Rentals and Royalties	9
	(j)	Consents and Preferential Rights	9
	(k)	Material Contracts	9
	(l)	Production Contracts	9
	(m)	Outstanding Capital Commitments	9
	(n)	Claims and Litigation	10
	(o)	Imbalances	10
	(p)	Non-Consent Operations	10
	(q)	Liens	10
	(r)	The Records	10
	(s)	Ranch Leases	10
	(t)	Compliance with Laws	10
	(u)	Wells and Equipment	10
	(v)	Environmental	11

i

	(w)	Absence of Certain Changes	11

Section	5.	Representations and Warranties of Buyer	11
	(a)	Organization	11
	(b)	Authority	11
	(c)	Enforceability	12
	(d)	No Conflicts	12
	(e)	Securities Law Disclosure	12
	(f)	Financial Ability	12
	(g)	Investment Experience	12
	(h)	Physical and Environmental Defects	13
	(i)	Brokers	13

Section	6.	Environmental Acknowledgments	13

Section	7.	Preferential Rights and Consents	13

Section	8.	Closing	14

Section	9.	Post-Closing Adjustments	15

Section	10.	Post-Closing Covenants	16
	(a)	Recording and Sales Tax	16
	(b)	Records	16
	(c)	Records Subject to Transfer Restrictions	16
	(d)	Tax Cooperation.	16

Section	11.	Indemnities	17
	(a)	Seller’s Indemnification	17
	(b)	Buyer’s Indemnification	17
	(c)	Monetary Limitation	17
	(d)	Time Limitation	17
	(e)	Indemnification Actions	18
	(f)	Mitigation	18
	(g)	Knowledge	18
	(h)	Exclusive Remedy	19
	(i)	Tax Treatment	19

Section	12.	Disclaimers	19
	(a)	NO WARRANTY	19
	(b)	DISCLAIMER	20
	(c)	NOT CONSUMERS	20
	(d)	DISCLAIMERS	20

Section	13.	Notices	21

ii

Section	14.	Miscellaneous	21
	(a)	Exhibits	22
	(b)	Integration	22
	(c)	Amendments	22
	(d)	No Assignment	22
	(e)	Binding Effect	22
	(f)	Third Parties	22
	(g)	No Merger; Survival	22
	(h)	Expenses and Fees	22
	(i)	Governing Law	22
	(j)	Venue and Jurisdiction	223
	(k)	Attorney’s Fees	23
	(l)	Press Releases	23
	(m)	Interpretation	23
	(n)	Construction	23
	(o)	Timing	24
	(p)	Further Assurances	24
	(q)	Counterparts	24

List of Schedules and Exhibits
Schedule 1	Definitions
Schedule 3(d)	Allocation of Purchase Price
Schedule 4	Disclosure Schedule
Exhibit A	Lease and the Lands
Exhibit B	Wells
Exhibit C	Equipment
Exhibit D	Surface Rights
Exhibit E	Material Contracts
Exhibit F	Assignment
Exhibit G	Special Warranty Deed
Exhibit H	Assignment of Easement
Exhibit I	Non-Foreign Affidavit

iii

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 20, 2016, but effective as of the Effective Time, is between ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (“Seller”), and FROSTWOOD ENERGY, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer may be referred to herein individually, as a “Party,” and collectively, as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined herein are defined in Schedule 1 hereto.
Recitals
A. Seller owns certain rights and interests in and to the oil and gas properties located in San Patricio County, Texas, as more particularly described in Section 1(a) below.
B. Seller also owns the surface estate in that certain tract of 1769.409 acres located in San Patricio County, Texas, which includes the land where the oil and gas properties are located, all as more particularly described in Section 1(b) below.
C. Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller’s right, title and interest in and to such oil and gas properties and land, in accordance with the terms and conditions of this Agreement.
Agreement
FOR ONE HUNDRED DOLLARS ($100.00), the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Section 1.Purchase and Sale.
(a)Oil and Gas Properties. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer, and Buyer agrees to purchase, acquire and assume from Seller, at the Closing, but effective as of the Effective Time, all of Seller’s right, title and interest in and to the following, excluding that portion of the Excluded Properties which relate thereto (collectively, the “Oil and Gas Properties”):
(i)The oil and gas lease (the “Lease”) described in Exhibit A hereto, insofar and only insofar as the Lease covers the depths under the lands (the “Lands”) described in Exhibit A hereto;
(ii)the Wells;
(iii)the Equipment;
(iv)the Surface Rights;
(v)the Material Contracts, to the extent assignable;
(vi)the Production;
(vii)all trade credits, accounts receivable, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Oil and Gas Properties

(including from the sale of any Production) accruing with respect to any period of time from and after the Effective Time;
(viii)all Hydrocarbons produced from, or attributable to, the Oil and Gas Properties from and after the Effective Time; all Hydrocarbon inventories from or attributable to the Oil and Gas Properties that are in storage on the Effective Time; to the extent related or attributable to the Oil and Gas Properties, all production, plant, and transportation imbalances as of the Effective Time; and all make-up rights with respect to take-or-pay payments;
(ix)all Claims for any refunds of, and any loss or credit carryovers or similar items with respect to, any Taxes that are not Seller Taxes; and
(x)the Records.
(b)Ranch Lands. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and transfer to Buyer, and Buyer agrees to purchase, acquire and assume from Seller, at the Closing, all of Seller’s right, title and interest in and to the following described lands, excluding that portion of the Excluded Properties which relate thereto (collectively, the “Ranch”):
(i)    all of that certain 1769.409-acre tract of land, being out of a 5794.93-acre tract of land conveyed by Barbara K. Welder to Portilla Ranch Holdings, Ltd. by Special Warranty Deed With Vendor’s Lien dated February 21, 2008, recorded in Clerk’s file number 577696 of the Official Public Records of San Patricio, Texas, being part of Sections 18, 19, 20, 23 and 25, and all of Section 24 of the Eliza H. Welder Ranch subdivision, as shown on the map recorded in Volume 3, page 33, Map Records, San Patricio County, Texas, and being a portion of the C.J. Francisco & E. Portilla Survey, A-25, San Patricio County, Texas, as more particularly described in Exhibit G hereto;
(ii)    all barns, fences, water wells, windmills, tanks, gates, cattleguards, pens, sheds, outbuildings and corrals, and other permanently installed improvements; the house and garage, including permanently installed and built-in equipment, appliances and accessories; and
(iii)    a thirty (30) foot wide roadway easement described in that certain Easement Agreement dated as of October 24, 2011, from Portilla Ranch Holdings, Ltd. to Abraxas Petroleum Corporation, recorded in Clerk’s file number 612427 of the Official Public Records of San Patricio County, Texas.
(c)Excluded Properties. Notwithstanding anything to the contrary, the following rights and interests (collectively, the “Excluded Properties”) are not included in the definition of the Oil and Gas Properties and the Ranch, and Seller hereby expressly reserves, excepts and retains unto itself all of Seller’s right, title and interest in and to the following:
(i)    the Production attributable to the Oil and Gas Properties prior to the Effective Time, together with all proceeds from and rights relating to the sale of such Production;
(ii)    all funds, monies, proceeds, income, revenues, credits, receipts and benefits (and any security, deposits, bonds, advances or prepayments) attributable to the Oil and Gas Properties, or the operation thereof, prior to the Effective Time;
(iii)    all Claims for any refunds of, and any loss or credit carryovers or similar items with respect to Seller Taxes.

(iv)    all Claims in favor of Seller for all periods prior to the Effective Time (A) under any policy or agreement of insurance, indemnity, surety, guaranty or bond or (B) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property;
(v)    all computers, monitors, printers, plotters, peripherals and software, and all radio and telephone equipment;
(vi)    the 2008 Case Backhoe, Model 580M3, Serial # N8C500021;
(vii)    all intellectual property, patents, copyrights, and trade secrets, names, marks and logos, and all software, studies, interpretations, compilations and reports relating to geology, geophysics and reserve characteristics of the Lands, as well as any information or data that Seller cannot lawfully disclose or assign to Buyer due to third party restrictions that Buyer has not agreed in writing to pay or satisfy at its cost, to the extent disclosure or transfer is permitted on the payment of a fee;
(viii)    all correspondence, memoranda, agreements, documents and other communications (other than title opinions applicable to the Oil and Gas Properties) that are protected by the attorney-client privilege or the attorney work-product privilege;
(ix)    all correspondence, memoranda, agreements, documents and other communications among Seller, and Seller’s Affiliates, members, investors, banks, lending institutions, investment banks, brokers and prospective purchasers of the Oil and Gas Properties, and their respective officers, directors, shareholders, managers, members, employees, consultants, attorneys, accountants, agents and authorized representatives, including contact lists, sales materials, confidentiality agreements, reports, bids, offers, analyses and draft agreements; and
(x)    all corporate, legal, financial, accounting and tax records, except those tax records for Production Taxes and Property Taxes directly related to the Oil and Gas Properties, or which are necessary for Buyer’s ownership, administration or operation of the Oil and Gas Properties.
(d)Properties. The Oil and Gas Properties and the Ranch (excluding the Excluded Properties) are sometimes referred to collectively herein as the “Properties.”
(e)Assumed Liabilities. On and after Closing, Buyer shall, and does hereby agree to, assume, bear and perform all of the duties, obligations and liabilities arising in connection with or related to the Properties including, but not limited to:
(i)    all express and implied covenants, duties, obligations and liabilities under the terms of the Lease, the Surface Rights, and the Material Contracts attributable to the period from and after the Effective Time;
(ii)    all Property Costs and other costs which are for the account of Buyer pursuant to Section 3(a) below;
(iii)    all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and similar burdens to which the Oil and Gas Properties are subject accruing after the Effective Time;
(iv)    all Taxes with respect to the Properties that are not Seller Taxes;

(v)    compliance with all applicable Laws pertaining to the Properties, including the procurement and maintenance of all permits required by public authorities in connection with the Oil and Gas Properties, after the Closing Date;
(vi)    the condition of the Properties (“Condition of the Properties”), both surface and subsurface, on the Closing Date including all obligations to properly plug and abandon, or re-plug and re-abandon, all wells that are located on the Properties, to restore the surface of the Lands, and to comply with, or to bring the Properties into compliance with, Environmental Law, including conducting any remediation activities, investigations, feasibility studies, and other clean-up activities which may be required;
(vii)    Subject to the terms of the special warranty of title in the Assignment, all Title Defects; and
(viii)    all Environmental Defects.
The liabilities assumed by Buyer pursuant to this Section 1(e) shall be referred to as the “Assumed Liabilities.”
(f)Retained Liabilities. Except for the Assumed Liabilities as set forth in Section 1(e), Buyer shall not assume or otherwise become liable for any liabilities, Damages, duties or other obligations of Seller, whether or not relating to the Properties, whether absolute, contingent, or otherwise, whether known or unknown, accrued or unaccrued, and regardless of whether such liability, Damage, duty, or other obligation was disclosed to Buyer (collectively, the “Retained Obligations”), including any liabilities, Damages, duties, or obligations that:
(i)    relate to the ownership or operation of the Properties prior to the Effective Time;
(ii)    are attributable to, or arise out of, the Excluded Properties;
(iii)    all Property Costs and other costs which are for the account of Seller pursuant to Section 3(b);
(iv)    are Seller Taxes;
(v)    relate to any injury, death, or third Person property damage attributable to, or arising out of, the ownership or operation of the Properties prior to Closing;
(vi)    were incurred by Seller as purchaser or farmee under any contract or agreement whereby Seller acquired the Properties and relate to periods prior to the Effective Time; or
(vii)    are caused by, arise out of, or result from off-site disposal of any substance defined or regulated as a “pollutant,” “hazardous waste,” or “hazardous substance” under any Environmental Law that was generated or used on the Properties, to the extent that such disposal occurred prior to the Closing Date.
Section 2.Purchase Price. The cash purchase price (the “Purchase Price”) for the Properties shall be Thirteen Million Dollars ($13,000,000.00), subject to any applicable adjustments as described herein.

Section 3.Purchase Price Adjustments. The purchase and sale of the Oil and Gas Properties shall be effective as of June 1, 2016 at 12:01 am Central Time (the “Effective Time”). The Purchase Price shall be adjusted as of the Effective Time as follows and the resulting amount shall be referred to herein as the “Adjusted Purchase Price”:
(a)    Purchase Price Increases. The Purchase Price shall be increased by an amount equal to the sum of the following amounts, without duplication:
(i)    The amount of all non-reimbursed costs and expenses incurred by Seller attributable to the ownership, exploration, development and operation of the Oil and Gas Properties after the Effective Time, including all joint interest billings, lease operating expenses, lease rentals, shut-in payments (which shall be pro-rated over the number of days that the applicable Lease is extended by such payments), drilling expenses, capital expenditures, completion expenses, work-over expenses, water disposal, geological, geophysical and any other exploration or development expenditures that are associated with a Well or otherwise, or pipeline development expenditures (collectively, “Property Costs”).
(ii)    The amount of all prepaid non-reimbursed Property Costs paid by Seller attributable to the Oil and Gas Properties after the Effective Time, if any.
(iii)    The amount of all Production Taxes and Property Taxes allocable to Buyer pursuant to Section 3(e) that have been paid by Seller prior to the Closing.
(iv)    The value of the Production in tanks above the pipeline sales connection or within processing plants at the Effective Time credited to the Oil and Gas Properties, such value to be the market or, if applicable, the contract price in effect as of the Effective Time, less any applicable Production Taxes and royalties.
(v)    If applicable, the amount Seller is under-produced with respect to gas as of the Effective Time multiplied by the average price per MMBtu received by Seller for the month of May 2016 (or, with respect to oil Imbalances, the average price per barrel received by Seller for the month of May 2016), or, to the extent that the applicable Material Contracts provide for cash balancing upon the sale of a party’s interest, the actual cash balance amount determined to be due to Seller as of the Effective Time.
(vi)    Any other amount agreed upon in writing by Seller and Buyer.
(b)    Purchase Price Decreases. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts, without duplication:
(i)    The amount of all proceeds of Production received by Seller, net of all applicable Production Taxes and royalties actually paid by Seller, that are attributable to the Production from the Oil and Gas Properties for periods of time after the Effective Time, excluding all proceeds from Production prior to the Effective Time, which shall be for Seller’s account.
(ii)    The amount of all non-reimbursed Property Costs paid by Buyer that is attributable to the period prior to the Effective Time.
(iii)    The amount of all Production Taxes and Property Taxes allocable to Seller pursuant to Section 3(e) that have not been paid prior to the Closing.

(iv)    Any amount of royalty, overriding royalty, and other burdens payable out of production of Hydrocarbons from the Properties or the proceeds thereof to third Persons but held in suspense by Seller at the Closing, and any interest accrued in escrow accounts for such suspended funds, to the extent such funds are not transferred to Buyer’s control at the Closing or thereafter.
(v)    If applicable, the amount Seller is overproduced with respect to gas as of the Effective Time multiplied by the average price per MMBtu received by Seller for the month of May 2016 (or, with respect to oil Imbalances, the average price per barrel received by Seller for the month of May 2016), or, to the extent that the applicable Material Contracts provide for cash balancing upon the sale of a party’s interest, the actual cash balance amount determined to be owed by Seller as of the Effective Time.
(vi)    Any other amount agreed upon in writing by Seller and Buyer.
(c)    Collection of Receivables. Seller shall have the right to collect any receivable, refund or other amounts associated with the Properties for periods prior to the Effective Time. If Buyer collects any such receivable, refund or other amounts associated with periods prior to the Effective Time and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Section 3(a) or Section 3(b) above, then Buyer shall promptly remit to Seller any such amounts. Buyer shall have the right to collect any receivable, refund or other amounts associated with the Properties for periods after the Effective Time. If Seller collects any such receivable, refund or other amounts associated with periods after the Effective Time, and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Section 3(a) or Section 3(b) above, then Seller shall promptly remit to Buyer such amounts.
(d)    Allocation. The Purchase Price shall be allocated as set forth in Schedule 3(d) hereto. Seller and Buyer acknowledge and agree that the values allocated among various portions of the Properties, as set forth on Schedule 3(d) hereto (with respect to each item, individually, the “Allocated Value,” and collectively, the “Allocated Values”): (i) are intended solely as a representation of relative values in relation to the overall Purchase Price for limited purposes of Section 3 (Purchase Price Adjustments) and Section 7 (Preferential Rights and Consents); (ii) shall be binding on Seller and Buyer for such purposes only; and (iii) are not intended as a measure of value for any other purpose.
(e)    Production Taxes, Property Taxes and Other Costs. On or before the Closing, Seller shall deliver to Buyer copies of the relevant documents concerning assessment and collection of the Production Taxes and Property Taxes. All Production Taxes, Property Taxes, prepaid utility charges and prepaid rentals and other prepaid expenses applicable to the Properties for the calendar year in which the Closing occurs shall be prorated as of the Effective Time. Production Taxes shall be prorated based on the amount of hydrocarbons actually produced, purchased or sold, as applicable, before, and at or after, the Effective Time. Property Taxes shall be prorated between Buyer and Seller on a day-for-day basis for the 2016 calendar year before and after the Effective Time. In each case, Buyer shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time. To the extent the actual amount of any Production Tax or Property Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Production Tax or Property Tax pursuant to Section 3(b), (i) the Parties shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Section 3(e). Notwithstanding anything to the contrary set forth in this Agreement, for all purposes of this Agreement, Production Taxes and Property Taxes based on or measured by Production of Hydrocarbons or the value thereof shall be deemed attributable to the period during which such Production occurred regardless of the year when such Production Taxes and Property Taxes are assessed or paid.
(f)    Audit Adjustments. Seller retains all rights to adjustments resulting from any operating agreement and other audit claims relating to the Oil and Gas Properties with respect to transactions occurring prior to the Effective Time. Any credit received by Buyer pertaining to such an audit claim on transactions occurring prior to the Effective Time shall be paid to Seller within thirty (30) days after receipt. In like manner, Seller shall remain solely liable for, and Buyer does not assume, any obligations due to third parties resulting from any operating agreement and other audit claims relating to the Oil and Gas Properties with respect to transactions occurring prior to the Effective Time, and if Buyer is required to pay any such audit claim, Seller will reimburse Buyer within thirty (30) days after billing for same.
(g)    Tax Refunds. Refunds of Production Taxes and Property Taxes paid or payable with respect to or attributable to the Oil and Gas Properties or the Ranch shall be promptly paid as follows (or to the extent payable but not paid due to offset against other taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Seller, if attributable to Taxes with respect to any tax year or portion thereof ending on or before the Effective Time; and (ii) to Buyer, if attributable to Taxes with respect to any tax year or portion thereof beginning from and after the Effective Time.
(h)    Tax Allocation. For the purpose of making requisite filings under Section 1060 of Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, Seller and Buyer agree to allocate in a manner consistent with the allocation set forth on Schedule 3(d), the Purchase Price (as adjusted by Section 3) and all obligations assumed by Buyer among the Properties. Seller and Buyer each agree to report the federal, state and local income and other tax consequences of the transactions contemplated hereby, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any tax return, in any refund, Claim, in any litigation, investigation or otherwise. Each Party agrees that it shall furnish to the other Party a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof on or before ten (10) days prior to the filing of such form with the Internal Revenue Service.
Section 4.Representations and Warranties of Seller. For purposes of this Agreement, with respect to Seller, “Knowledge” shall mean the information actually known by the following persons only, after reasonable inquiry, or such information of which such person has received written notice, but does not include the knowledge or awareness of any other person, or imputed knowledge:

Geoffrey R. King and Stephen T. Wendel. Seller represents and warrants to Buyer, except as set forth in the Disclosure Schedule, as follows:
(a)    Organization. Seller is a corporation, duly organized, validly existing and in good standing under the Law of the State of Nevada, and is authorized to do business in the State of Texas.
(b)    Authority. Seller has the requisite power and authority and has taken all requisite action to authorize it to enter into this Agreement and to perform its obligations under this Agreement. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, or be in conflict with, any material provision of Seller’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound which burden the Properties.
(c)    Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles. On the Closing Date, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles.
(d)    No Conflicts. Except as set forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement, and any of the other documents executed in connection with this Agreement to be performed by Seller do not and will not:
(i)    Conflict with or result in any Breach of the provisions of, or constitute a default under, the organizational documents of Seller;
(ii)    (A) violate any restriction in any of the Material Contracts to which Seller is a party, with or without the giving of notice, or the passage of time, or both; or (B) result in the creation or imposition of any lien, encumbrance or security interest upon the Properties; and
(iii)    Constitute a violation of any applicable Law that would have an adverse effect on the ownership or operation of the Properties by Buyer or the transactions contemplated by this Agreement.
(e)    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
(f)    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, or to Seller’s Knowledge, threatened against Seller.

(g)    Brokers. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any of its Affiliates shall have any responsibility whatsoever.
(h)    Taxes. All Tax Returns relating to the Properties required to be filed by Seller have been timely filed with the appropriate governmental entity in all jurisdictions in which such Tax Returns are required to be filed, and all Taxes due with respect to such Tax Returns have been paid, except those being contested in good faith, which are set forth in the Disclosure Schedule. Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable governmental entity for assessment of Taxes. None of the Properties is subject to a Tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable Law.
(i)    Rentals and Royalties. To Seller’s Knowledge, all bonuses, rentals and royalties (other than royalties held in suspense) due with respect to the Oil and Gas Properties have been timely paid.
(j)    Consents and Preferential Rights. Except as set forth in the Disclosure Schedule, there are no consents required to be obtained for, and no preferential rights to purchase exercisable in connection with, the assignment of the Oil and Gas Properties by Seller to Buyer hereunder.
(k)    Material Contracts. Except as set forth in Exhibit A, Exhibit D, Exhibit E and the Disclosure Schedule, there are no other material agreements or contracts burdening the Properties to which Seller is a party. Except as set forth in the Disclosure Schedule, Seller has not received any written notice of any Claims with respect to any continuing or uncured Breach, default or violation by Seller of the Lease or any of the Material Contracts. Seller has provided true, complete and accurate copies of all Material Contracts to Buyer. All Material Contracts are identified and set forth on Exhibit E. There are no Material Contracts relating to the Properties with guaranteed production throughput requirements or demand charges for the construction, installation and operation of equipment, facilities or fixtures except those set forth on Exhibit E.
(l)    Production Contracts. Except as set forth in the Disclosure Schedule, Seller’s interests in the Oil and Gas Properties are not subject to any contract for the sale of the Production attributable to periods after the Effective Time, other than contracts that may be terminated by not more than sixty (60) days prior written notice. Except as set forth in the Disclosure Schedule, Seller’s interests in the Oil and Gas Properties are not subject to or burdened by any obligation under a sales, take-or-pay, gas balancing, marketing, hedging, forward sale or similar arrangement, to deliver the Production attributable to such interest in the Oil and Gas Properties without receiving payment at the time of or subsequent to delivery, or to deliver the Production in the future for which payment has already been received (e.g., a “forward” sale contract).
(m)    Outstanding Capital Commitments. Except as set forth in the Disclosure Schedule, as of the date of this Agreement, there are no outstanding authorities for expenditure or other commitments approved or proposed for capital expenditures that are binding on the Oil and Gas Properties, and which Seller reasonably anticipates will require expenditures by Seller in excess of One Hundred Thousand Dollars (US $100,000.00) per item or Two Hundred Thousand Dollars (US $200,000.00) in the aggregate.

(n)    Claims and Litigation. Except as set forth in the Disclosure Schedule, Seller has not received any written notice of any Claims with respect to any continuing or uncured Breach, default or violation by Seller of the Lease, or any of the Surface Rights, the Material Contracts or applicable Law, which would be reasonably likely to have a Material Adverse Effect . Except as set forth in the Disclosure Schedule, there is no suit, action, hearing or other proceeding before any court or governmental authority pending, or to Seller’s Knowledge, threatened, against Seller or any of the Properties, which is reasonably likely to have an adverse effect on the ownership, operation or value of the Properties by Buyer or the transactions contemplated by this Agreement. No condemnation or eminent domain proceedings are pending, or, to Seller’s Knowledge, threatened, by any governmental authority affecting any of the Properties.
(o)    Imbalances. Except as set forth in the Disclosure Schedule, as of the date of this Agreement, there are no Imbalances attributable to the Oil and Gas Properties.
(p)    Non-Consent Operations. Except as set forth in the Disclosure Schedule, no operations are being conducted or have been conducted on the Oil and Gas Properties with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement or other agreement and with respect to which all of Seller’s rights have not yet reverted.
(q)    Liens. Except as set forth in the Disclosure Schedule, Seller has not pledged any of the Oil and Gas Properties as collateral. Except as set forth in the Disclosure Schedule, Seller has not pledged or encumbered the Ranch by a mortgage, deed of trust or similar lien.
(r)    The Records. The Records have been maintained in the ordinary course of Seller’s business, and Seller has not intentionally omitted any material information from the Records.
(s)    Ranch Leases. Except as set for the in the Disclosure Schedule or the Material Contracts, there are no agricultural, grazing or hunting leases or unrecorded surface use agreements in effect which pertain to the Ranch.
(t)    Compliance with Laws. Except as set forth on the Disclosure Schedule, (i) Seller’s ownership and the operation of the Properties is in compliance with all applicable Laws (other than Environmental Law as to which this Section 4(t) shall not apply), except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) all necessary permits, licenses, approvals, consents, certificates, and other authorizations with respect to the ownership and operation of the Properties have been obtained and maintained in full force and effect.
(u)    Wells and Equipment. Except as set forth on the Disclosure Schedule:
(i)    all Wells have been drilled and completed at legal locations and within the limits permitted by the Lease, the Contracts, and pooling or unit agreements (or, with respect to non-producing or undrilled formations and locations, are contemplated to be so drilled and completed or may be so drilled and completed if Seller or the applicable operator obtains amendments, exceptions, or other variances with respect to commingling, field spacing or density Laws which Seller and the applicable operator, in good faith expects to obtain);

(ii)    no Well is subject to penalties on allowables on or after the Effective Time because of any overproduction or any other violation of applicable Laws (other than Environmental Law as to which this Section 4(u) shall not apply); and there are no Wells located on the Properties that (A) Seller is currently obligated by any applicable Laws (other than Environmental Law as to which this Section 4(u) shall not apply) or Contract to currently plug or abandon; (B) Seller has received any written notices or demands from any Governmental Authorities or other third parties to plug and abandon; or (C) have been plugged, or abandoned in a manner that does not comply in all material respects with applicable Laws (other than Environmental Law as to which this Section 4(u) shall not apply);
(iii)    except as would not, individually or in the aggregate have a Material Adverse Effect, (A) all currently producing Wells and Equipment are in an operable state of repair, ordinary wear and tear excepted, and (B) Seller (or the applicable operator) has all easements, rights of way, licenses, and authorizations from Governmental Authorities reasonably necessary to access, construct, operate, maintain, and repair the Equipment in the ordinary course of business as currently conducted and in compliance with all applicable Laws (other than Environmental Law as to which this Section 4(u) shall not apply); and
(iv)    except for Permitted Encumbrances, there are no liens or encumbrances on the Equipment.
(v)    Environmental. Except as set forth on the Disclosure Schedule, Seller has received no written notice from any applicable Governmental Authority (or operator of a Property) of any Unresolved Condition on or with respect to the Properties which, if true, would constitute a violation of, or require remediation under, Environmental Law.
(w)    Absence of Certain Changes. Since the Effective Time, there has not been any Casualty Event to or affecting any of the Properties.
Section 5.Representations and Warranties of Buyer. For purposes of this Agreement, with respect to Buyer, “Knowledge” shall mean the information actually known by the following persons only, after reasonable inquiry, or such information of which such person has received written notice, but does not include the knowledge or awareness of any other person, or imputed knowledge: Jason Eubanks and Carl Kemmerly. Buyer represents and warrants to Seller as follows:
(a)    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Law of the State of Delaware.
(b)    Authority. Buyer has the requisite power and authority and has taken all requisite company action to authorize it to carry on its business as currently conducted, to enter into this Agreement and to perform its obligations under this Agreement. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, or be in conflict with, any material provision of Buyer’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound.
(c)    Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles.
(d)    No Conflicts. The execution, delivery and performance of this Agreement and any of the other documents executed in connection with this Agreement to be performed by Buyer do not and will not:
(i)    Conflict with or result in any Breach of the provisions of, or constitute a default under, the organizational documents of Buyer; and
(ii)    Violate any restriction to which Buyer is subject, with or without the giving of notice, or the passage of time, or both.
(e)    Securities Law Disclosure. Buyer intends to acquire the Properties for its own benefit and account, and that Buyer is not acquiring the Properties with the intent of resale or distribution such as would be subject to regulation by the Securities Law, and that, in the future, if Buyer should sell, transfer or otherwise dispose of the Properties or fractional undivided interests therein, Buyer will do so in compliance with all applicable Securities Law.
(f)    Financial Ability. Buyer has, and at all times prior to the Closing, shall maintain, sufficient cash, available lines of credit or other sources of immediately available funds to enable Buyer to pay the Purchase Price to Seller at the Closing.
(g)    Investment Experience. Buyer has such knowledge and experience in financial and business matters and in oil and gas investments and real estate acquisitions of the type contemplated by this Agreement that Buyer is capable of evaluating the merits and risks of this Agreement and its investment in the Properties, and Buyer is not in need of the protection afforded investors by the Securities Law. In addition, Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Buyer recognizes that this investment is speculative and involves substantial risk, and that neither Seller, nor any of Seller’s representatives, have made any guaranty upon which Buyer has relied concerning the possibility or probability of profit or loss as a result of Buyer’s acquisition of the Properties. By reason of Buyer’s experience and knowledge in the evaluation, acquisition and operation of similar properties, Buyer has evaluated the merits and risks of the proposed investment in the Properties, and has formed opinions based solely upon Buyer’s experience and knowledge and not upon any representations or warranties by Seller, or Seller’s representatives, other than as expressly set forth in this Agreement and the special warranty set forth in the Assignment. Buyer has conducted or will conduct its own evaluation of the Properties and, except for the express representations and warranties set forth in this Agreement and the Assignment and in addition to the disclaimers set forth in Section 12 of this Agreement, Buyer is acquiring the Properties “AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT RECOURSE.”
(h)    Physical and Environmental Defects. Buyer has been provided the opportunity to conduct an independent inspection of the Properties, the public records and Seller’s files, including for the purpose of detecting the presence of any environmentally hazardous or dangerous substances or contamination, including petroleum or pesticides, and the presence and concentration of NORM or MMMF, and Buyer has satisfied itself as to the Condition of the Properties. Buyer acknowledges that, except as set forth in this Agreement and subject to the disclaimers set forth in Section 12 of this Agreement, no representations or warranties have been made by Seller regarding the physical or environmental condition of the Properties, past or present.
(i)    Brokers. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any of its Affiliates shall have any responsibility whatsoever.
Section 6.Environmental Acknowledgments. Buyer hereby acknowledges and agrees as follows: (i) Buyer has entered into this Agreement on the basis of Buyer’s own investigation of the Condition of the Properties, including surface and subsurface conditions; (ii) Buyer acknowledges that the Properties have been used to explore for, develop and produce oil and gas, and for the disposal of produced water, and that spills of crude oil, produced water, wastes, hazardous substances, and other materials may have occurred thereon; oilfield equipment and materials may have been abandoned thereon; and physical changes to the Properties may have occurred as a result of such use; (iii) (A) MMMF and low levels of NORM may be present at some locations, (B) NORM is a natural phenomenon associated with many oil fields in the U.S. and throughout the world, and (C) Buyer will make its own determination on this matter; and (iv) except as specifically provided elsewhere in this Agreement, upon Closing, Buyer shall, and does hereby, assume the risk that the Properties may contain wastes or contaminants and that adverse physical conditions, including the presence of wastes or contaminants, may not have been revealed by Buyer’s investigation.
Section 7.Preferential Rights and Consents. Seller shall give all required notices with respect to preferential purchase rights and consents to assignment as soon as reasonably practicable after this Agreement is executed and delivered by the Parties. The Parties shall use their commercially reasonable efforts in good faith to obtain waivers of preferential rights and consents to assignment. If the time period for any such preferential purchase right has not expired at or prior to the Closing, then such affected Properties shall be retained by Seller until such time as the time period for the exercise of such preferential purchase right expires or such preferential purchase right is waived, upon which Seller shall promptly assign such Properties to Buyer, and Buyer shall pay Seller the Allocated Value of the applicable Properties. For all Oil and Gas Properties affected by consents to assignment that would prohibit Seller from transferring such Oil and Gas Property if not obtained, and if the applicable Lease or agreement does not provide that such consent shall not be unreasonably withheld, such Properties shall be retained by Seller if such consents to assignment are not obtained prior to Closing (unless waived by Buyer), and the Purchase Price for the Properties shall be reduced by the Allocated Value of the applicable Properties. If such consents to assignment are obtained after Closing, then Seller shall promptly assign such Properties to Buyer, and Buyer shall pay Seller the Allocated Value of the applicable Properties. Notwithstanding the foregoing, if the consent to assignment relating to that certain Easement for Oil Storage Facility dated August 15, 1998, between Patrick H. Welder, Jr. and Abraxas Petroleum Corporation (the “Storage Easement”) has not been obtained by Closing, Seller shall retain the Storage Easement and there shall be no adjustment to the Purchase Price. Seller shall hold the Storage Easement for the benefit of Buyer until such consent to assignment is obtained. The Parties shall use their commercially reasonable efforts in good faith to obtain the consent to assignment of the Storage Easement. After the consent to assignment of the Storage Easement has been obtained, Seller shall convey the Storage Easement to Buyer, Seller shall cause any encumbrances, deeds of trust or mortgages affecting the Storage Easement to be released and Buyer shall not be obligated to pay anything to Seller for such transfer.
Section 8.Closing. The purchase and sale of the Properties pursuant to this Agreement shall be consummated at a closing (the “Closing”), to be held at the offices of counsel to Seller or such other place as mutually agreed, on or before September 20, 2016, unless such date is extended in accordance with the provisions hereof (the “Closing Date”). At the Closing, the following events shall occur, each event under the control of one Party being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:
(a)    Seller shall deliver to Buyer a statement (the “Preliminary Settlement Statement”) setting forth the proposed adjustments to the Purchase Price (the “Preliminary Amount”) provided in Section 3 above. The Preliminary Amount will be based upon actual amounts, if known on the date thereof, or estimates based upon the best information then available. Seller shall prepare the Preliminary Settlement Statement in accordance with this Agreement and with GAAP.
(b)    The Parties shall execute, acknowledge and deliver the Assignment, Bill of Sale, and Conveyance (the “Assignment”) of the Oil and Gas Properties, excepting and reserving unto Seller the Excluded Properties, substantially in the form attached as Exhibit F hereto.
(c)    The Parties shall execute, acknowledge and deliver the Special Warranty Deed to the Ranch, excepting and reserving unto Seller the Excluded Properties, substantially in the form attached as Exhibit G hereto.
(d)    The Parties shall execute, acknowledge and deliver the Assignment of Easement substantially in the form attached as Exhibit H hereto.
(e)    Buyer shall deliver to Seller the Preliminary Amount in immediately available funds by wire transfer to an account or accounts designated by Seller.
(f)    Seller shall cause Société Générale to execute, and Seller shall deliver to Buyer releases of all liens burdening the Properties granted by Seller in favor of Société Générale including, without limitation, recordable mortgage releases and UCC termination statements.
(g)    Seller will disclose to Buyer the identity of all purchasers of production from the Properties. Seller and Buyer shall execute, acknowledge and deliver division orders, change of operator forms for the Properties operated by Seller, transfer orders or letters in lieu thereof prepared by Buyer, subject to Seller’s approval, directing all purchasers of the Production from the Properties to make payment of proceeds attributable to such Production occurring on or after the Effective Time to Buyer.
(h)    Seller shall cause the Title Company to furnish to Buyer at Seller’s expense no later than 7 days following the Closing Date, an owner policy of title insurance (the “Title Policy”) covering the Ranch, issued by Title Company in the amount of $4,045,000, dated at or after Closing, insuring Buyer against loss under the provisions of the Title Policy, subject to the standard exceptions and promulgated exclusions and other exceptions noted in the Disclosure Schedule.
(i)    Seller shall execute and deliver to the Buyer a Non-Foreign Affidavit in the form attached hereto as Exhibit I hereto.
(j)    Seller shall complete, execute and deliver a Form W-9.
Section 9.Post-Closing Adjustments. On or before one hundred and twenty (120) days after Closing, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment to the Adjusted Purchase Price in accordance with Section 3 above. Seller shall prepare the Final Settlement Statement in accordance with this Agreement and with GAAP. On or before fifteen (15) days after receipt of the Final Settlement Statement, Buyer shall have the right, but not the obligation, to deliver to Seller written notice of any objections by Buyer to any adjustments in the Final Settlement Statement. Buyer’s notice shall describe in detail any objectionable adjustments and include supporting documentation. If Buyer fails to deliver written notice of such objections within said time period, the adjustments in the Final Settlement Statement shall be deemed conclusively to be final and binding upon the Parties. If Buyer delivers written objections within said time period, the Final Settlement Statement shall be deemed conclusively to be final and binding with respect to all adjustments other than those specifically described in Buyer’s written objections. Buyer and Seller shall use their reasonable efforts in good faith to confer and resolve any objections on or before fifteen (15) days after Seller’s receipt of Buyer’s notice of objections. If Buyer and Seller resolve all objections, the adjusted Final Settlement Statement and the Adjusted Purchase Price shall be deemed conclusively to be final and binding upon the Parties. Any adjustments not resolved within said 15-day time period shall be resolved pursuant to this Section 9. In such case, each Party will within ten (10) Business Days from the expiration of the 15-day time period deliver to each other and the arbitrator (who shall be a mutually acceptable independent accounting firm with recognized expertise in the oil and gas business) a notice setting forth in reasonable detail the amount and calculation of the adjustments to the proposed Final Settlement Statement and their proposed Adjusted Purchase Price. Within ten (10) Business Days after receiving such notices, such accounting firm shall choose the Adjusted Purchase Price from one of the notices and will in no way be empowered to choose a different value. With respect to any adjustments in the Final Settlement Statement, the “Settlement Date” shall be the date upon which such adjustments are deemed final and binding hereunder. If the Adjusted Purchase Price is more than the Preliminary Amount, Buyer shall pay Seller the amount of such difference. If the Adjusted Purchase Price is less than the Preliminary Amount, Seller shall pay to Buyer the amount of such difference. Any such payment by Buyer or Seller hereunder shall be paid by wire transfer in immediately available funds on or before five (5) days after the Settlement Date.
Section 10.Post-Closing Covenants.
(a)    Recording and Sales Tax. Buyer, at Buyer’s sole cost and expense, shall promptly record counterparts of the Assignment, the Special Warranty Deed and the Assignment of Easement in the appropriate offices of the state and counties in which the lands covered by such instrument are located. Buyer shall deliver promptly to Seller true and accurate photocopies of the Assignment, Special Warranty Deed and Assignment of Easement with the recording information thereon on or before thirty (30) days after recordation. Notwithstanding anything in this Agreement to the contrary,

Buyer shall promptly pay all sales, use, transfer, documentary, recording, filing, stamp, registration and other similar taxes and fees (specifically excluding taxes on gross income, net income or gross receipts) incurred or imposed in connection with this Agreement and the transactions contemplated hereby (collectively, the “Sales Tax”). Buyer shall indemnify, defend, release and hold harmless Seller Indemnitees with respect to the payment of the Sales Tax after the Effective Time, including any and all interest and penalties assessed thereon. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Sales Taxes.
(b)    Records. At Closing, Seller shall deliver to Buyer, at Buyer’s address or at such other location as directed by Buyer all originals of the Records, or where originals are not available, copies, at Buyer’s sole cost and expense, of the Records.
(c)    Records Subject to Transfer Restrictions. If any records or files related to the Oil and Gas Properties (including, by way of example only, any reprocessed seismic data) are subject to third party restrictions on transfer that are not waived or removed prior to Closing, Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to obtain waivers or removals of such restrictions after Closing, and if Buyer succeeds in having such restrictions waived or removed, such records or files shall be deemed to constitute Records and Seller shall deliver such Records to Buyer within a reasonable amount of time. Any and all costs related to Buyer’s efforts to obtain records or files subject to third party restrictions, including, but not limited to, transfer fees for seismic data, shall be paid for by Buyer.
(d)    Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and an audit, litigation, or other proceeding with respect to Taxes relating to the Properties. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and the Buyer agree to retain all books and records with respect to Tax matters pertinent to the Properties relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
Section 11.Indemnities.
(a)    Seller’s Indemnification. Seller hereby agrees to indemnify, defend, release and hold harmless Buyer, and Buyer’s Affiliates, investment bankers, brokers, accountants, attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives (collectively “Buyer Indemnitees”), from and against any and all Damages arising in connection with or related to: (i) the Excluded Properties; (ii) the Retained Liabilities; (iii) all Property Costs, royalties, overriding royalties, production payments, net profits obligations, delay rentals, shut-in payments and similar burdens to which the Properties were subject accruing before the Effective Time, to the extent not utilized to reduce the Purchase Price in accordance with Section 3(b); (iv) a Breach of any of Seller’s representations, warranties, covenants or agreements hereunder; and (v) any Damages relating to the matters set forth in Section 4(n) of the Disclosure Schedule.
(b)    Buyer’s Indemnification. Buyer hereby agrees to indemnify, defend, release and hold harmless Seller, Seller’s Affiliates, investment bankers, brokers, accountants and attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives (collectively, “Seller Indemnitees”), from and against any and all Damages arising in connection with or related to: (i) the Assumed Liabilities; and (ii) a Breach of any of Buyer’s representations, warranties, covenants or agreements hereunder.
(c)    Monetary Limitation. Except for the Seller’s indemnification of Buyer under Section 11(a)(v), Seller shall not be obligated to indemnify Buyer for any Damages pursuant to Section 11(a) except to the extent that the aggregate of all such Damages exceeds the Deductible. The Parties acknowledge and agree that it is the intent of the Parties that this amount shall be a deductible and not a threshold, and Seller’s indemnity pursuant to Section 11(a) above shall cover and include that portion of the Damages in excess of such Deductible only. Notwithstanding anything to the contrary in this Agreement, except for the Seller’s indemnification of Buyer under Section 11(a)(v), Buyer’s right to indemnification from Seller pursuant to this Section 11 shall be limited to and shall not exceed fifteen percent (15%) of the unadjusted Purchase Price. The Parties acknowledge and agree that it is the intent of the Parties that the Buyer’s right of indemnification under Section 11(a)(v) shall not be restricted by the monetary limitations in this Section 11(c). The monetary limitations in this Section 11(c) shall not apply to any Claims by Buyer arising from Seller’s intentional fraud pursuant to applicable Law. Notwithstanding any other provision in this Agreement, in no event shall any Party be entitled to duplicate compensation with respect to any Claim, Damages or Breach of representation, warranty or covenant asserted under any provision of this Agreement, even though such Claim, Damages or Breach may be addressed by more than one provision of this Agreement. Further, notwithstanding anything to the contrary in this Agreement, Buyer shall not have any right of indemnification by Seller or Seller Indemnitees and Seller and Seller Indemnitees shall not have any obligation of indemnification of Buyer or Buyer Indemnitees for the Permitted Encumbrances, Title Defects or Environmental Defects.
(d)    Time Limitation. Seller’s indemnities contained in Section 11(a)(i), Section 11(a)(ii) and Section 11 (a)(v) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations period (including any extensions thereof). Seller’s indemnities in Section 11(a)(iii) and Section 11(a)(iv) shall terminate twelve (12) months after the Closing. Buyer’s indemnities contained in Section 11(b)(i) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations. Buyer’s indemnities contained in Section 11(b)(ii) shall terminate twelve (12) months after Closing. Notwithstanding anything to the contrary in this Agreement, for any Claims asserted in good faith by a Party for indemnification for which such Party has delivered written notice on or before the termination date noted above, the indemnification obligations under this Section 11 shall remain in full force and effect until the final resolution of such Claims.
(e)    Indemnification Actions. All Claims for indemnification under this Section 11 shall be asserted and resolved as follows:

(i)    For purposes of this Section 11, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify the other Party with respect to such Damages pursuant to this Section 11, and the term “Indemnified Party” when used in connection with particular Damages shall mean the Party having the right to be indemnified with respect to such Damages by the other Party pursuant to this Section 11.
(ii)    To make a claim for indemnification under this Section 11, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a Third Party Claim, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim.
(iii)    If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.
(iv)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (A) cure the Damages complained of, (B) admit its liability for such Damages or (C) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Party.
(f)    Mitigation. A Party entitled to indemnification hereunder, or in connection with the transactions contemplated by this Agreement, shall use such Party’s reasonable efforts in good faith to mitigate all Claims promptly upon such Party’s Knowledge of any event or circumstance which may reasonably be expected to give rise to any Claims indemnifiable or recoverable hereunder or in connection herewith.
(g)    Knowledge. Neither Party shall be entitled to indemnification under this Section 11 for any Claim for Breach, default or noncompliance with respect to any representation, warranty, covenant or agreement contained in this Agreement if the Party asserting such Claim had Knowledge (as defined in Section 4 or Section 5, as applicable) of such Breach, default or noncompliance at or before the Closing. A Party who claims that the other Party had such Knowledge at or before the Closing shall have the burden of proof to show that the other Party did, in fact, have such Knowledge.
(h)    Exclusive Remedy. The sole and exclusive remedy of Buyer and Seller with respect to this Agreement, and the transactions contemplated hereby, shall be pursuant to the indemnification provisions of this Section 11 only. Any and all Claims for the Breach of any representation, warranty, agreement or covenant contained herein, or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement, shall be subject to the provisions set forth in this Section 11. Except for the rights and remedies expressly stated in this Agreement

(including the indemnification provisions of this Section 11), each Party shall be deemed to have irrevocably disclaimed, waived and released any and all rights and remedies, at law or in equity, against the other Party for any Claims arising in connection with or related to this Agreement, and the transactions contemplated hereby, including any right of contribution under any and all applicable Law.
(i)    Tax Treatment. The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price.
Section 12.Disclaimers.
(a)    NO WARRANTY. EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4 ABOVE, AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT AND THE SPECIAL WARRANTY DEED, THE PROPERTIES ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY WARRANTY OF MERCHANTABILITY, CONDITION, SAFETY OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER ACCEPTS THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ASSIGNMENT, (i) ALL INFORMATION CONCERNING ANY DESCRIPTIONS OF THE PROPERTIES HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY SELLER INDEMNITEES HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER INDEMNITEES AND (ii) SELLER AND SELLER INDEMNITEES SHALL HAVE NO LIABILITY TO BUYER AND BUYER INDEMNITEES FOR ANY CLAIMS CAUSED OR ALLEGED TO BE CAUSED DIRECTLY, INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY, BY SUCH INFORMATION CONCERNING ANY DESCRIPTIONS OF THE PROPERTIES, BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY LAW AND ENVIRONMENTAL LAW, THE DISCLAIMERS CONTAINED IN THIS SECTION 12 ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH LAW AND ENVIRONMENTAL LAW.
(b)    DISCLAIMER. EACH PARTY HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ANY AND ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, RELATING TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES, THE VALUE OF THE PROPERTIES BASED THEREON, OR THE CONDITION OR STATE OF REPAIR OF THE PROPERTIES. THIS DISCLAIMER EXTENDS TO ANY REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND/OR SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM THE PRODUCTION FROM THE PROPERTIES, IT

BEING ACKNOWLEDGED AND AGREED THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. ALSO, BUYER ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ESTIMATES ONLY OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/OR GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION. BUYER AGREES THAT ANY CONCLUSIONS DRAWN FROM INFORMATION PROVIDED BY SELLER TO BUYER SHALL BE THE RESULT OF BUYER’S OWN INDEPENDENT REVIEW AND JUDGEMENT AND AT BUYER’S SOLE RISK.
(c)    NOT CONSUMERS. SELLER AND BUYER HEREBY ACKNOWLEDGE AND AGREE THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF ANY DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION ACT, OR ANY LAW AND ENVIRONMENTAL LAW. BUYER HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ALL OF BUYER’S RIGHTS AND REMEDIES UNDER ALL LAW AND ENVIRONMENTAL LAW WHICH MAY AFFORD CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER AND RELEASE. TO EVIDENCE BUYER’S ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT: (i) BUYER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (ii) BUYER IS REPRESENTED BY LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT; AND (iii) SUCH LEGAL COUNSEL WAS NOT, DIRECTLY OR INDIRECTLY, IDENTIFIED, SUGGESTED OR SELECTED BY SELLER OR ANY AGENT OF SELLER.
(d)    DISCLAIMERS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE ENTITLED TO CLAIM OR RECOVER FROM THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS, RELEASES AND WAIVES ANY CLAIMS, AGAINST THE OTHER PARTY FOR ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST SALES, USE, INCOME, PROFIT, REVENUE, PRODUCTION, RESERVES OR OPPORTUNITY), EXCEPT WITH RESPECT TO INDEMNIFICATION OF THIRD PARTY CLAIMS FOR SUCH DAMAGES IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT. THE FOREGOING DISCLAIMERS, RELEASES AND WAIVERS SHALL APPLY TO THE SELLER, SELLER INDEMNITEES, BUYER AND BUYER INDEMNITEES IN CONNECTION WITH ANY CLAIM FOR INDEMNIFICATION HEREUNDER OR OTHERWISE.
Section 13.Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as set forth below, and any notice or communication hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) days after deposit with the United States Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by facsimile or electronic transmission, upon confirmation by the recipient of receipt; or (d) by Federal Express overnight delivery (or other reputable overnight delivery service), two (2) days after deposited with such service. All such notices shall be addressed as follows:

If to Seller:	With a copy to (which shall not constitute notice):

Abraxas Petroleum Corporation	Winstead PC
18803 Meisner Drive	300 Convent, Suite 2700
San Antonio, Texas 78258	San Antonio, Texas 78205
Attention: Mr. Geoffrey R. King	Attention: Steven R. Jacobs
Telephone: (210) 757-9835	Telephone: (210) 277-6855
Fax: (210) 490-8816	Fax: (210) 277-6810
Email: gking@abraxaspetroleum.com	Email: sjacobs@winstead.com

If to Buyer	With a copy to (which shall not constitute notice):

Frostwood Energy, LLC	Bracewell LLP
8558 Katy Freeway, Suite 100	711 Louisiana Street, Suite 2300
Houston, Texas 77024	Houston, Texas 77002
Attention: Carl Kemmerly	Attention: W. James McAnelly III
Telephone: (713) 623-7142	Telephone: (713) 221-1194
Fax:	Fax: (713) 222-3241
Email: Carl.Kemmerly@frostwoodenergy.com	Email: j.j.mcanelly@bracewelllaw.com

Any Party may, upon written notice to the other Parties, change the address and person to whom such communications are thereafter to be directed.
Section 14.Miscellaneous.
(a)    Exhibits. All exhibits and schedules attached to this Agreement are hereby incorporated by reference herein and made a part hereof for all purposes as if set forth in their entirety herein. The schedule numbers used in this Agreement refer to the corresponding sections of the Agreement to which such schedule relates; provided, however, to the extent that a matter is disclosed in a schedule is relevant and reasonably apparent on its face to apply to the disclosure required by any other section of this Agreement, such matter shall be deemed to be disclosed in such other section of this Agreement, whether or not an explicit cross reference appears.
(b)    Integration. This Agreement, and the exhibits and schedules hereto, including Schedule 1-Definitions, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace all prior negotiations, discussions, representations, understandings and agreements, whether oral or written, relating to such subject matter.

(c)    Amendments. This Agreement may not be altered or amended, nor any rights hereunder waived, except by a written document signed by the Party to be charged with such amendment or waiver.
(d)    No Assignment. A Party shall not assign, or contract to assign, any of its rights, interests, obligations or duties under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Such other Party shall consent to a proposed assignment hereunder to the extent that the proposed assignee has the financial and technical ability to perform the obligations of assignor under this Agreement, and such assignment is in compliance with the terms and conditions of this Agreement. Any attempted assignment in Breach of this provision shall be null and void. Any assignment hereunder shall be subject to all of the terms and conditions of this Agreement, and the proposed assignee shall agree to assume, bear and perform all of the obligations of the assignor hereunder. Notwithstanding the foregoing, Buyer may assign this Agreement to an Affiliate without Seller’s consent; provided Buyer shall remain liable to Seller for all of Buyer’s duties, obligations and liabilities hereunder.
(e)    Binding Effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and assigns.
(f)    Third Parties. Except for indemnified persons or entities described in Section 11 above, this Agreement shall not confer any rights, benefits or remedies to any person or entity not a Party hereto. The preceding sentence notwithstanding, any claim for indemnity or defense under this Agreement may only be brought by and administered by a Party to this Agreement.
(g)    No Merger; Survival. None of the provisions of this Agreement shall be deemed to have merged with any assignment, deed or other instrument hereafter executed. Except for Seller’s indemnities in Section 11(a)(i), (ii) and (v) and Buyer’s indemnities in Section 11(b)(i), which shall survive for thirty (30) days following the applicable statute of limitations period, the representations and warranties made by Seller in Section 4 above and by Buyer in Section 5 above shall survive twelve (12) months after Closing.
(h)    Expenses and Fees. Except as expressly stated herein to the contrary, each Party shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker or investment banker fees.
(i)    Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the Law of the State of Texas, without regard to any conflicts of laws principles that would cause the application of Law from another jurisdiction.
(j)    Venue and Jurisdiction. Each Party consents to personal jurisdiction in any legal action, suit or proceeding with respect to this Agreement in any court, federal or state, within Bexar County, Texas, having subject matter jurisdiction and with respect to any such claim, each Party irrevocably waives, to the fullest extent permitted by law, any Claim, or any objection that it may now or hereafter have, that venue or jurisdiction is not proper with respect to any such legal action, suit or proceeding brought in such court in Bexar County, Texas, including any claim that such legal action, suit or proceeding brought in such court has been brought in an inconvenient forum and any

Claim that such Party is not subject to personal jurisdiction or service of process in such Bexar County, Texas forum.
(k)    Attorney’s Fees. In the event of any disputes related to this Agreement, the prevailing Party shall recover its court costs, out-of-pocket costs, expert witness fees and reasonable attorneys’ fees from the opposing Party.
(l)    Press Releases. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties, which shall not be unreasonably condition, delayed or withheld. Notwithstanding the foregoing, any Party may make any public disclosure that such Party believes in good faith is required by applicable Law or any listing or trading agreement concerning its or its Affiliates’ publicly-traded securities (in which case such Party shall use all reasonable efforts to advise the other Parties, and allow the other Parties an opportunity to comment on the proposed disclosure, prior to making the disclosure).
(m)    Interpretation. For purposes of interpreting the provisions of this Agreement, the Parties acknowledge and agree that: (i) this Agreement is the result of negotiations between Buyer and Seller, and their respective counsel; (ii) Buyer and Seller are deemed to have equal bargaining power and position; (iii) the Parties are deemed to have drafted this Agreement jointly; and (iv) the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.
(n)    Construction. The headings of the articles and sections of this Agreement and any listing of its contents shall not limit or otherwise affect any of the terms or provisions of this Agreement. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any law or agreement shall mean such law or agreement as it may be amended from time to time.
(o)    Timing. The Parties hereby acknowledge and agree that time is of the essence of this Agreement.
(p)    Further Assurances. Seller and Buyer shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.
(q)    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement. In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” file were an original thereof.
[signature page follows]

EXECUTED on the date first written above, to be effective for all purposes as of the Effective Time.

SELLER:		BUYER:

ABRAXAS PETROLEUM CORPORATION		FROSTWOOD ENERGY, LLC

By:	/s/Geoffrey R. King	By:	/s/ Jason Eubanks
Name:	Geoffrey R. King	Name:	Jason Eubanks
Title:	Chief Financial Officer	Title:	President

Signature Page – Abraxas – Frostwood PSA